EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan E. Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com
United Community Financial Corp. Announces Third Quarter Performance
Highlights for the third quarter of 2009:
•	Net interest margin increased to 3.32% for the quarter

•	Capital ratios increased to 8.68% (Tier 1 Leverage) and 13.02% (Total Risk-Based Capital)

•	Tangible book value increased to $7.61 per share, up from $7.57 per share as of June 30, 2009
YOUNGSTOWN, Ohio (October 21, 2009) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings), today reported a consolidated net loss of $867,000, or $(0.03) per diluted share, for the three months ended September 30, 2009. This compares to a net loss of $2.9 million, or $(0.10) per diluted share, for the three months ended June 30, 2009, and a net loss of $38.6 million, or $(1.31) per diluted share, for the three months ended September 30, 2008.

The Company also reported a net loss for the nine months ended September 30, 2009, of $511,000, or $(0.02) per diluted share, compared to a net loss of $31.8 million, or $(1.07) per diluted share, for the nine months ended September 30, 2008.
The loss incurred for the third quarter of 2009 was primarily due to the provision for loan losses as well as write-downs of real estate owned by the Company. The provision for loan losses was $5.6 million and was driven largely by the economic climate in the markets in which the Company does business. The write-downs of real estate owned aggregated $3.9 million during the third quarter of 2009 and were attributable primarily to the decline in market value of certain commercial real estate properties owned by the Company. These costs were offset partially by an increase in net interest income and lower noninterest expenses.
Chairman, President and Chief Executive Officer Douglas M. McKay commented, “Asset quality improvement is and, for the past eighteen months, has been the Home Savings’ most important strategic objective. While deterioration continues, the pace of that deterioration has slowed significantly. Since August of last year we have taken many steps to bring these issues under control and we expect to see the results of our credit function reorganization, and some level of economic stabilization, within the next several quarters.”
Net Interest Income and Margin
Net interest income was $19.4 million in the third quarter of 2009, an increase from $18.7 million for the second quarter of 2009 and an increase from $18.8 million for the third quarter of 2008. Net interest income continued to improve during the third quarter due to an increase in the net interest margin, which increased from 3.12% in the second quarter of 2009 to 3.32% in the third quarter of 2009. The increase in the net interest margin was primarily due to the repricing of certificates of deposit and the replacement of maturing brokered certificates of deposit with lower cost funding.
On a year-to-year basis, the net interest margin for the nine months ended September 30, 2009, increased 33 basis points to 3.16% compared to 2.83% for the nine months ended September 30, 2008. Similar to that of the quarter-to-quarter comparison, the net interest margin increase was due primarily to decreases in the cost of funds exceeding declines in yields earned on loans and securities.
Asset Quality
The provision for loan losses decreased to $5.6 million in the third quarter of 2009, compared to $12.3 million in the second quarter of 2009 and $9.0 million in the third quarter of 2008. The provision for loan losses was $26.3 million for the nine months ended September 30, 2009, compared to $14.7 million for the nine months ended September 30, 2008. Net loan charge-offs were $6.6 million in the third quarter of 2009, compared to $10.3 million in the preceding quarter and $4.7 million in the third quarter a year ago. Net charge-offs in the third quarter of 2009 occurred primarily as a result of the performance and declining real estate values of the non-residential real estate and construction loan portfolios, although the net charge-offs also included partial charge-offs of select one-to four-family mortgage loans, multifamily loans and non-residential real estate loans, as Home Savings recognized losses on these loans to appropriately reflect the current value of the collateral.

The allowance for loan losses increased to $38.8 million, or 1.91% of the loan portfolio as of September 30, 2009, compared to $36.0 million or 1.61% of the loan portfolio as of December 31, 2008. Nonperforming assets, which consists of nonperforming loans, real estate owned and other repossessed assets, increased $5.4 million to $141.3 million at September 30, 2009, compared to $135.9 million at September 30, 2008. An increase in nonperforming loans of $7.1 million was offset partially by a decrease in other real estate owned due to increased sales and market valuation adjustments.
Noninterest Income
In the third quarter of 2009, the Company recognized noninterest income of $119,000, compared to $6.2 million in the preceding quarter and a loss of $2.4 million in the third quarter of 2008. The change in noninterest income recognized in the third quarter of 2009 as compared to the second quarter was primarily the result of a $2.8 million increase in losses recognized on the valuation and disposal of real estate owned, higher other-than-temporary-impairment charges on available for sale securities, fewer gains recognized on the sale of available for sale securities, and fewer gains recognized on the sale of loans. The Company recognized $3.9 million in losses in the third quarter of 2009 on real estate owned to reflect declining property values compared to $621,000 in the previous quarter. The change in noninterest income recognized in the third quarter of 2009 as compared to the same quarter last year was the result of a $4.6 million decrease in other-than-temporary-impairment charges on available for sale securities, offset primarily by an increase in losses of $2.8 million recognized on the valuation and disposal of real estate owned.
Noninterest income for the nine months ended September 30, 2009, was $9.1 million, compared to $6.8 million for the similar period in 2008. The increase in noninterest income recognized in the first nine months of 2009 compared to the first nine months of 2008 is due primarily to lower other-than-temporary-impairment charges recognized on available for sale securities, higher gains recognized on the sale of available for sale securities and higher gains on the sale of loans. These increases more than offset increases in losses recognized on the valuation and disposition of other real estate owned.
Noninterest Expense
Noninterest expense was $15.4 million in the third quarter of 2009, compared to $17.2 million in the second quarter of 2009 and $49.5 million for the third quarter of 2008. The decreased expense in the third quarter of 2009 as compared to the second quarter is a result of lower federal deposit insurance premiums, fewer expenses related to maintenance and real estate taxes on real estate owned and lower salary and employee benefit expenses. The change in deposit insurance was caused primarily by special assessments on all insured financial institutions levied during the second quarter of 2009. The decreased expense in the third quarter of 2009 as compared to the same quarter last year is a result of the recognition of a goodwill impairment charge of $33.6 million in the third quarter of 2008.

Noninterest expense was $49.0 million through the first nine months of 2009, compared to $79.6 million for the first nine months of 2008. The change is primarily a result of the goodwill impairment charge recognized in the third quarter of 2008, and decreased salary and employee benefit expenses in the third quarter of 2009. These positive changes were offset partially by increased federal deposit insurance premiums and higher expenses related to maintenance and real estate taxes on real estate owned.

Financial Condition
Total assets were $2.5 billion at September 30, 2009, a decrease of $155.9 million compared to December 31, 2008. The change is attributable to declines in all major segments of Home Savings’ loan portfolio. Home Savings’ construction and commercial loan portfolios declined due to the strategic objective of reducing concentrations in these portfolios. Furthermore, due to a much lower interest rate environment, refinance activity has accelerated in 2009. The result of this acceleration was a decline in the portfolio of one-to four-family loans as existing loans in the portfolio were refinanced and a majority of the newly originated loans were sold into the secondary market. The decrease in loans was partially offset by an increase in securities available for sale.
Total liabilities decreased by $156.9 million during the first nine months of 2009. Total deposits at September 30, 2009, were $1.8 billion, a decrease of $130.4 million from December 31, 2008 largely as a result of maturities of brokered deposits of $130.0 million during the first nine months of 2009 and a decrease of $39.0 million in retail certificates of deposit, which were partially offset by an increase of $42.3 million in savings and checking deposits.
Shareholders’ equity increased $1.0 million at September 30, 2009, compared to December 31, 2008. The change was primarily attributable to an increase in other comprehensive income, due to an increase in unrealized gains on available for sale securities offset by the net loss incurred during the first nine months of 2009. Tangible book value per share as of September 30, 2009, was $7.61, an increase from $7.57 as of December 31, 2008.
Home Savings is a wholly-owned subsidiary of the Company and operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.
###
When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	September 30, 2009	December 31, 2008
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$37,958	$43,417
Securities	296,461	215,731
Federal Home Loan Bank stock, at cost	26,464	26,464
Loans held for sale	4,082	16,032
Loans:
Real estate	1,432,859	1,497,940
Construction	203,798	291,152
Consumer	320,106	348,834
Commercial	71,727	101,489
Allowance for loan losses	(38,845)	(35,962)

Net loans	1,989,645	2,203,453
Real estate owned and other repossessed assets	27,607	29,258
Core deposit intangible	712	884
Cash surrender value of life insurance	25,904	25,090
Assets of discontinued operations—Butler Wick Corp.	—	5,562
Other assets	53,352	52,182

Total assets	$2,462,185	$2,618,073

LIABILITIES
Deposits:
Interest-bearing	$1,640,411	$1,779,676
Noninterest-bearing	115,092	106,255

Deposits	1,755,503	1,885,931
Federal Home Loan Bank advances	347,775	337,603
Repurchase agreements and other	95,934	125,269
Liabilities of discontinued operations—Butler Wick Corp.	—	2,388
Other liabilities	27,047	31,959

Total liabilities	2,226,259	2,383,150

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,897,825 outstanding	145,568	146,439
Retained earnings	164,936	165,447
Accumulated other comprehensive income	4,654	3,635
Unearned employee stock ownership plan shares	(6,277)	(7,643)
Treasury stock, at cost; 2009 and 2008 — 6,906,632 shares	(72,955)	(72,955)

Total shareholders’ equity	235,926	234,923

Total liabilities and shareholders’ equity	$2,462,185	$2,618,073

Book value per share	$7.64	$7.60
Tangible book value per share	$7.61	$7.57

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$32,755	$33,391	$37,748	$100,574	$115,578
Interest expense	13,350	14,704	18,951	43,753	60,923

Net interest income	19,405	18,687	18,797	56,821	54,655

Provision for loan losses	5,579	12,311	8,995	26,334	14,709
Noninterest income:
Non-deposit investment income	366	404	419	1,074	1,329
Service fees and other charges	2,012	2,721	2,103	6,245	6,391
Net gains (losses):
Securities	481	1,382	(14)	1,863	950
Other-than-temporary impairment of securities	(572)	—	(5,029)	(722)	(5,029)
Loans sold	559	1,788	292	3,487	2,871
Real estate owned and other repossessed assets	(3,964)	(1,182)	(1,156)	(6,301)	(2,830)
Other income:	1,237	1,092	1,011	3,421	3,122

Total noninterest income	119	6,205	(2,374)	9,067	6,804

Noninterest expense:
Salaries and employee benefits	7,558	7,764	8,228	23,345	26,288
Goodwill impairment charge	—	—	33,593	—	33,593
Occupancy	915	899	910	2,798	2,757
Equipment and data processing	1,578	1,660	1,839	4,968	5,108
Amortization of core deposit intangible	54	58	69	172	220
Deposit insurance premiums	1,531	2,940	1,546	6,254	1,816
Professional fees	951	907	885	2,574	2,136
Real estate owned and other repossessed asset expenses	527	804	449	2,282	1,536
Other noninterest expense	2,271	2,170	1,998	6,593	6,187

Total noninterest expense	15,385	17,202	49,517	48,986	79,641

Loss before taxes and discontinued operations	(1,440)	(4,621)	(42,089)	(9,432)	(32,891)
Income tax benefit	(573)	(1,707)	(3,132)	(3,972)	(3)

Net loss before discontinued operations	(867)	(2,914)	(38,957)	(5,460)	(32,888)
Net income from discontinued operations— Butler Wick Corp., net of tax	—	—	403	4,949	1,106

Net loss	$(867)	$(2,914)	$(38,554)	$(511)	$(31,782)

Basic earnings (loss) from continuing operations	$(0.03)	$(0.10)	$(1.32)	$(0.19)	$(1.11)
Basic earnings from discontinued operations	—	—	0.01	0.17	0.04
Basic earnings (loss)	(0.03)	(0.10)	(1.31)	(0.02)	(1.07)
Diluted earnings (loss) from continuing operations	(0.03)	(0.10)	(1.32)	(0.19)	(1.11)
Diluted earnings from discontinued operations	—	—	0.01	0.17	0.04
Diluted earnings (loss)	(0.03)	(0.10)	(1.31)	(0.02)	(1.07)

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
	(Dollars in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $38,845, $39,832 and $33,186, respectively)	$2,001,178	$2,075,751	$2,235,986
Loans held for sale	8,329	17,658	7,241
Securities	281,343	250,655	300,972
Other interest-earning assets	57,219	48,160	33,575
Total interest-earning assets	2,338,089	2,392,224	2,577,774
Assets of discontinued operations—Butler Wick Corp.	—	512	22,305
Total assets	2,467,834	2,526,224	2,766,282
Certificates of deposit	1,082,946	1,144,895	1,207,454
Interest-bearing checking, demand and savings accounts	580,297	571,399	610,548
Other interest-bearing liabilities	417,063	407,101	525,801
Total interest-bearing liabilities	2,080,306	2,123,395	2,343,803
Noninterest-bearing deposits	124,933	116,459	111,956
Total noninterest-bearing liabilities	148,179	152,622	139,054
Liabilities of discontinued operations—Butler Wick Corp.	—	4,311	8,232
Total liabilities	2,228,485	2,280,328	2,485,089
Shareholders’ equity	239,349	246,096	281,193

SUPPLEMENTAL LOAN DATA:

Loans originated	$108,092	$194,345	$186,624
Loans purchased	81	1,010	40,959
Loans sold	43,113	128,456	24,785
Loan charge-offs	6,728	10,815	4,843
Recoveries on loans	162	480	135

	As of	As of	As of
	September 30,	June 30,	September 30,
	2009	2009	2008
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$107,462	$96,501	$99,207
Restructured loans	1,949	2,494	3,199
Total nonperforming loans	113,741	102,002	106,250
Real estate owned and other repossessed assets	27,607	33,077	20,549
Total nonperforming assets	141,348	135,079	126,799
Mortgage loans serviced for others	991,618	992,236	928,234
Securities available for sale, at fair value	296,461	255,845	296,778
Federal Home Loan Bank stock, at cost	26,464	26,464	26,464

PERFORMANCE AND REGULATORY CAPITAL DATA:

Return on average assets	-0.14%	-0.46%	-5.57%
Return on average equity	-1.45%	-4.74%	-54.84%
Net interest margin	3.32%	3.12%	2.92%
Efficiency ratio	65.02%	69.38%	70.06%
Tier 1 leverage ratio	8.68%	8.50%	7.43%
Tier 1 risk-based capital ratio	11.76%	11.50%	9.86%
Total risk-based capital ratio	13.02%	12.76%	11.78%